As filed with the Securities and Exchange Commission on January 29, 1997
                                                      Registration No. 333-___
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                VIEW TECH, INC.
              (Exact name of issuer as specified in its charter)

         Delaware                                      77-0312442
 ------------------------------              ----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                      950 Flynn Road, Camarillo, CA 93012
                    --------------------------------------
                   (Address of principal executive offices)

OPTIONS GRANTED TO A CERTAIN CONSULTANT UNDER WRITTEN COMPENSATION AGREEMENT
                            Compensation Agreement
                            -----------------------
                           (Full title of the plan)


                              ROBERT G. HATFIELD
                            Chief Executive Officer
                                View Tech, Inc.
              950 Flynn Road, Camarillo, CA 93012 (805) 482-8277
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

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          This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission. Sales of the registered securities will begin as soon as reasonably practicable after the effective date of this Registration Statement.

                                     CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                                                           Proposed         Proposed
           Title of                                        Maximum          Maximum
          Securities                       Amount          Offering         Aggregate           Amount of
            to be                           to be           Price           Offering           Registration
          Registered                    Registered (1)   Per Share (2)      Price (2)              Fee
-----------------------------------------------------------------------------------------------------------
Common Stock,                           25,000 shares        $5.00           $125,000               $100
$.0001 par value
Options Granted Under Written
Compensation Agreement
-----------------------------------------------------------------------------------------------------------


(1) This Registration Statement shall cover any additional shares of Common Stock which become issuable under the options set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Company's outstanding Common Stock.

(2) In accordance with the provisions of Rule 457(o) of the Securities Act of 1933, as amended, the registration fee is based upon the maximum aggregate offering price.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

* Information required as Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"), and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

  View Tech, Inc. (the "Company" or "Registrant") hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

  (a) The Company's annual report on Form 10-KSB for the year ended June 30, 1996, filed pursuant to Section 13(a) of the Security Exchange Act of 1934, as amended (the "Exchange Act");

  (b) The Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1996, filed pursuant to Section 13(a) of the Exchange Act;

  (c) The description of the Company's Common Stock, par value $.0001 per share, that is contained in the Company's Registration Statement filed under Section 12 of the Exchange Act (Commission File No. 333-13459) including any amendments or reports filed for the purpose of updating such descriptions.

  All reports and definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

 Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

 Not Applicable.

Item 6.   Indemnification of Directors and Officers.

  The Registrant's Certificate of Incorporation eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provision also may not limit director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law permits indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.   Exemption from Registration Claimed.

 Not Applicable.

Item 8.   Exhibits.

 The exhibits to the Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 9.   Undertakings.

  The Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided,
                                                                    --------
however, that clauses (1)(i) and (1)(ii) do not apply if the Registration
-------
Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1994 Stock Option/Stock Issuance Plan.

  The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions identified in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California on this January 27, 1997.

                                   VIEW TECH, INC.


                                   By: /s/ Robert G. Hatfield
                                       ----------------------
                                   Robert G. Hatfield
                                   Chief Executive Officer
                                   (Principal Executive Officer)

                                 EXHIBIT INDEX

 EXHIBIT NO.                                   Exhibit                                 Page No.
 -----------                                   -------                                 --------
     4.1         Compensation Agreement, dated January 27, 1997, between View Tech,
                 Inc. and Howard J. Kern.

     4.2         Engagement Letter, dated June 7, 1996, between View Tech, Inc. and
                 Howard J. Kern.

     24.1 Power of Attorney for the Company relating to subsequent amendments.

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